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                                                                    EXHIBIT 99

                               [BLAIR CORPORATION]


PRESS RELEASE                                     For More Information Call:
July 20, 1999
                                                  Thomas P. McKeever
                                                  Blair Corporation
                                                  220 Hickory Street
                                                  Warren, PA  16366
                                                  (814) 723-3600

FOR IMMEDIATE RELEASE

                   ZAWACKI TO SUCCEED MCCOMAS AS PRESIDENT/CEO

         Blair Corporation (AMEX:BL) today announced the planned retirement of Murray K. McComas as President/CEO, effective December 16, 1999. Mr. McComas will continue to serve as Chairman of the Corporation's Board of Directors, a position he has held since October, 1987. With his retirement from the management of the company, Mr. McComas will conclude 38-years of employment with Blair which began within the company's advertising department in 1962.

         Mr. McComas will be succeeded in December by John E. Zawacki as President/CEO. Mr. Zawacki is a 28-year employee of Blair, having served for the past 12 years as Vice President/General Manager of the company's Womenswear Division. Mr. Zawacki was elected to the Corporation's Board of Directors in 1988 and was appointed as a member of its Executive Committee in 1996.

         The company has further announced that Mark J. Espin will succeed Mr. Zawacki in December as Vice President/General Manager, Womenswear. Mr. Espin, who joined the company in 1980, has been Assistant Vice President and Merchandise Director of the Womenswear division since January 1991.

         Blair Corporation, headquartered in Warren, Pennsylvania, is a national catalog and direct mail marketer of womenswear, menswear and home products to value-conscious consumers. The company, which was founded in 1910, employs more than 2,200 people and operates facilities in the Warren area, Erie and Franklin in Pennsylvania, as well as Wilmington, Delaware.


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